EMPLOYMENT AGREEMENT dated as of April 1, 1997 (the "Agreement"), between AMERICAN COLOR GRAPHICS, INC., a New York corporation (the "Company") and LARRY R. WILLIAMS (the "Executive").

          WHEREAS, the Executive is currently employed by the Company under an employment agreement dated as of September 1, 1995 (the "Prior Agreement");

          WHEREAS, the parties hereto desire to replace the Prior Agreement with this Agreement, to be effective as of the date set forth above;

          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

      1.  EFFECTIVENESS OF AGREEMENT

          This Agreement shall become effective, and shall supersede the Prior Agreement, as of April 1, 1997 (the "Effective Time").


      2.  EMPLOYMENT AND DUTIES

          2.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as Executive Vice President, Purchasing/Transportation of the American Color Graphics Division ("ACG") of the Company, upon the terms and conditions contained herein. In addition, the Executive shall serve as General Manager of the Company's Materials Management Division and as General Manager of the Company's Paper Sales Division (collectively, the "Divisions"). With respect to his duties as Executive Vice President, the Executive shall report directly to the President of ACG. With respect to his duties as General Manager of the Divisions, the Executive shall report directly to the Chief Executive Officer of ACG. The Executive shall perform such other duties and services for the Company, commensurate with the Executive's position, as may be designated from time to time by the President of ACG. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Chief Executive Officer and President of ACG as provided above.

          2.2. Exclusive Services. Except as may otherwise be approved in advance by the Chief Executive Officer of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full working time throughout the Employment Term (as defined in Section 2.3) to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

          2.3. Term of Employment. The Executive's employment under this Agreement shall commence as of the Effective Time and shall terminate on the earlier of (i) the fifth anniversary of the Effective Time, or (ii) termination of the Executive's employment pursuant to this Agreement; provided, however, that the term of the Executive's employment shall be automatically extended without further action of either party for additional one year periods, unless written notice of either party's intention not to extend has been given to the other party hereto at least two years prior to the expiration of the then effective term. The period commencing as of the Effective Time and ending on the fifth anniversary of the Effective Time or such later date to which the term of the Executive's employment under this Agreement shall have been extended is hereinafter referred to as the "Employment Term".

          2.4. Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.


      3.  SALARY

          3.1. Base Salary. From the Effective Time, the Executive shall be entitled to receive a base salary ("Base Salary") as follows, payable in arrears in equal installments not less frequently than biweekly in accordance with the Company's payroll practices, with such increases as may be provided in accordance with the terms hereof:

                                                            Per Annum
                          Title                             Base Salary
                          -----                             -----------
                Executive Vice President                     $ 230,000
                General Manager, Materials Management           35,000
                General Manager, Paper Sales                    35,000


          3.2 Division Change. In the event that one or both of the Divisions ceases operations, either by mutual agreement or because they fail to meet budgeted earnings targets two years in a row, the Executive's Base Salary will be reduced by the then current portion of his Base Salary allocated to such Division(s).

          3.3 Annual Review. The Executive's Base Salary shall be reviewed by the Chief Executive Officer with regard to his role with the Divisions and by the President with regard to his role as Executive Vice President of the Company based upon the Executive's performance, not less often than annually, and may be increased but not decreased.

          3.4 Bonus. During his employment under this Agreement, the Executive shall be entitled to participate in the Company's bonus plan for senior executives, under which the Executive shall be entitled to receive a bonus of up to 45% of his Base Salary as Executive Vice President if the budget performance criteria are satisfied.

              On each anniversary of the Effective Time during the term of this Agreement, the Executive shall receive additional incentive payments equal to the following:

              (A) 10% of the net income for the preceding fiscal year of the Paper Sales Division.

              (B) 20% of the net income for the preceding fiscal year of the Materials Management Division, provided that such percentage shall be increased to 25% of such net income on the fourth and fifth anniversaries and 30% on each anniversary thereafter.

              A copy of the 1998 Budget for ACGPaper Sales and ACG Materials Management is attached as Exhibit A hereto.

      4.  EMPLOYEE BENEFITS

          The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in employee benefit plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, life insurance, vacation and paid holidays.


      5.  TERMINATION OF EMPLOYMENT

          5.1. Termination without Cause; Resignation for Good Reason.

          5.1.1. General. Subject to the provisions of Sections 5.1.2 and 5.1.3, if, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company without Cause (as defined in Section 5.3), or if the Executive terminates his employment hereunder for Good Reason (as defined in Section 5.4), the Company shall (x) continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination) for the greater of (i) the remainder of the Employment Term and (ii) a period of two years beginning as of the date of termination (such period being referred to hereinafter as the "Severance Period"), at such intervals as the same would have been paid had the Executive remained in the active service of the Company, and
(y) pay the Executive a pro rata portion of the bonus to which the Executive would have been entitled for the year of termination pursuant to Section 3.3 had the Executive remained employed for the entire year, which bonus shall be payable at the time bonuses under the applicable bonus plan are paid to the Company's executives generally. In addition, the Executive shall be entitled to continue to participate during the Severance Period in employee benefit plans specified in Section 4 (other than equity-based plans, except to the extent otherwise provided therein, or bonus plans), provided that the Executive is entitled to continue to participate in such plans under the terms thereof. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

          5.1.2. Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive materially breaches his obligations under
Section 8 of this Agreement, the Company may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 5.1.1.

          5.1.3. Death During Severance Period. In the event of the Executive's death during the Severance Period, payments of Base Salary under this Section 5 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive's estate.

          5.1.4. Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation for Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company; provided, however, that no such written notice shall be effective unless the cure period specified in Section 5.4 has expired without the Company having corrected, to the reasonable satisfaction of the Executive, the event or events subject to cure. If no date of resignation is specified in the written notice from the Executive to the Company, the date of termination shall be the first day following such expiration of such cure period.

          5.2. Termination for Cause; Resignation Without Good Reason.

          5.2.1. General. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

          5.2.2. Date of Termination. Subject to the proviso to Section 5.3, the date of termination for Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation without Good Reason shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

          5.3. Cause. Termination for "Cause" shall mean termination of the Executive's employment because of:

              (i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

              (ii) the continued failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;

              (iii)any willful and material violation by the Executive of any Federal or state law or regulation applicable to the business of the Company, Parent or any of their respective subsidiaries, or the Executive's conviction of a felony, or any willful perpetration by the Executive of a common law fraud; or

              (iv) any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, Parent or any of their respective subsidiaries or affiliates (it being understood that the good faith performance by the Executive of the duties required of him pursuant to Section 2.1 shall not constitute "misconduct" for purposes of this clause (iv)); provided, however, that if any such Cause relates to the Executive's obligations under this Agreement, the Company shall not terminate the Executive's employment hereunder unless the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination, and the Executive has not, within 20 business days following receipt of the notice, cured such Cause, or in the event such Cause is not susceptible to cure within such 20 business day period, the Executive has not taken all reasonable steps within such 20 business day period to cure such Cause as promptly as practicable thereafter.

          5.4. Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following (without the Executive's prior written consent):

              (i) a decrease in the Executive's base rate of compensation or a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

              (ii) a material diminution of the responsibilities or title of the Executive with the Company;

              (iii)the Company's requiring the Executive to be based at any office or location more than 20 miles from either Nashville, Tennessee or Boca Raton, Florida;

              (iv) a material breach by the Company of any term or provision of this Agreement; provided, however, that no event or condition described in clauses (i) through (iv) of this Section 5.4 shall constitute Good Reason unless (X) the Executive gives the Company written notice of his objection to such event or condition, (Y) such event or condition is not corrected by the Company within 20 business days of its receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 20 business day period, the Company has not taken all reasonable steps within such 20 business day period to correct such event or condition as promptly as practicable thereafter) and (Z) the Executive resigns his employment with the Company and its subsidiaries not more than 60 days following the expiration of the 20 business day period described in the foregoing clause (Y); or

              (v) a change in control of the Company, other than in connection with an ESOP or management led purchase of the Company, provided that the Executive notify the Company, as provided in Section 5.1.4 above, within 90 days after such change of control and provided further that in no event shall the effective date of such resignation under this subsection be earlier than the third anniversary of the Effective Time.


      6.  DEATH, DISABILITY OR RETIREMENT

          In the event of termination of employment by reason of death, Permanent Disability (as hereinafter defined) or retirement, the Executive (or his estate, as applicable) shall be entitled to Base Salary and benefits determined under Sections 3 and 4 hereof through the date of termination. Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, "Permanent Disability" means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity shall exist for any continuous period of 180 days.


      7.  MITIGATION OF DAMAGES

          The Executive shall mitigate the amount of any payment provided for in
Section 5.1 by seeking other employment, and any such payment will be reduced in the event such other employment is obtained. The Executive acknowledges it is his duty to seek other employment permitted by the terms of this Agreement.

      8.  NON-SOLICITATION; CONFIDENTIALITY; NON-COMPETITION

          8.1. Non-solicitation. For so long as the Executive is employed by the Company and continuing for two years thereafter (or if the Executive is entitled to a continuation of his Base Salary under Section 5.1.1, the period during which such Base Salary is continued), the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the
Company: (x) solicit or endeavor to entice away from the Company, Parent or any of their respective subsidiaries any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of, the Company, Parent or any of their respective subsidiaries; or (y) solicit or endeavor to entice away from the Company, Parent or any of their respective subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to the general knowledge of the Executive or the public) to become a customer or client) of the Company, Parent or any of their respective subsidiaries.

          8.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company, Parent or any of their respective subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's, Parent's or any of their respective affiliates' or subsidiaries' products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's products), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section 8.2 or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

          8.3. No Competing Employment. For so long as the Executive is employed by the Company and continuing for two years thereafter (or, if the Executive is entitled to a continuation of his Base Salary under Section 5.1.1, the period during which such Base Salary is continued), the Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, Parent, or any of their respective subsidiaries, render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated (to the general knowledge of the Executive or the public) to become a competitor) of the Company, Parent or any of their respective subsidiaries; provided, however, that if (x) the Company exercises its right not to extend the Employment Term pursuant to Section 2.3 and (y) the Executive's employment is terminated for any reason following the expiration of the Employment Term, the Executive's obligations under this Section 8.3 shall terminate as of the date of termination of employment.

          8.4. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive.

          8.5. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 8 may result in material and irreparable injury to the Company, Parent or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required specifically to enforce any of the covenants in this
Section 8. If for any reason, it is held that the restrictions under this
Section 8 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 8 as will render such restrictions valid and enforceable.


      9.  ENFORCEMENT OF AGREEMENT

          In the event that legal action is undertaken by either party to enforce any provision of this Agreement, the Company shall reimburse the Executive for any related reasonable legal fees and out-of-pocket expenses directly attributable to such action, provided that such legal fees are calculated on an hourly, and not on a contingency fee, basis and provided, further, that the Executive shall bear all such fees and out-of-pocket expenses (and reimburse the Company for its portion of such expenses) if the relevant trier-of-fact determines that the Executive's claim or position was frivolous and without reasonable foundation.


      10. MISCELLANEOUS

          10.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

              To the Company:          American Color Graphics, Inc.
                                       100 Winner's Circle
                                       Brentwood, Tennessee 37027
                                       Telecopier No.: (615) 377-0372
                                       Attention:  Timothy M. Davis
                                       Senior Vice President,
                                       General Counsel & Secretary

              To the Executive:        Larry R. Williams
                                       2664 N.W. 63rd Street
                                       Boca Raton, FL 33496

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

          10.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          10.3. Assignment. The Company's rights and obligations under this Agreement shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company's business and properties (or portion thereof in which the Executive is employed). Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

          10.4. Entire Agreement. Except as expressly set forth in Section 1, this Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive including, without limitation, the Prior Agreement. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

          10.5. Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans, if any.

          10.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of New York without reference to rules relating to conflict of law.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

                                       AMERICAN COLOR GRAPHICS, INC.



                                       By: /s/ Stephen M. Dyott
                                           --------------------------------
                                       Name (printed): Stephen M. Dyott

                                       Title:




                                       EXECUTIVE



                                       /s/ Larry R. Williams
                                       -----------------------------------
                                       Larry R. Williams